Exhibit 99.3

EXPRESS SCRIPTS AND MEDCO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 20, 2011, Express Scripts, Inc. (“Express Scripts”) entered into a definitive merger agreement (the “Merger Agreement”) with Medco Health Solutions, Inc. (“Medco”), which was amended by Amendment No. 1 thereto on November 7, 2011, providing for the combination of Express Scripts and Medco under a new holding company named Aristotle Holding, Inc. On April 2, 2012, we consummated the transactions contemplated under the Merger Agreement (the “Mergers”), and Aristotle Holding, Inc. was renamed Express Scripts Holding Company (which we refer to as “New Express Scripts”).

The unaudited pro forma condensed combined financial information presented below is derived from the historical financial statements of Express Scripts and Medco, adjusted to give effect to the Mergers and the financing transactions entered into in order to fund the Mergers (the “Related Financing Transactions”). The unaudited pro forma condensed combined financial information should be read in conjunction with the historical audited financial statements and accompanying notes of Express Scripts and Medco for the year ended December 31, 2011.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 gives effect to the Mergers and the Related Financing Transactions as if they had occurred on the first day of that period. The unaudited pro forma condensed combined balance sheet gives effect to the Mergers and the Related Financing Transactions as if they had occurred on December 31, 2011.

The pro forma adjustments are preliminary and have been made solely for informational purposes. The actual results reported by the combined company in periods following the Mergers may differ significantly from that reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed combined information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the Mergers and the Related Financing Transactions been completed on the applicable dates of this pro forma condensed combined financial information. In addition, the pro forma condensed combined financial information does not purport to project the future financial condition and results of operations of the combined company.

The pro forma condensed combined financial statements are based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof may differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and estimates are refined.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Mergers.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2011

	Express Scripts December 31, 2011	Medco December 31, 2011	Adjustments for Consistent Presentation(1)	Pro Forma Adjustments		Pro Forma Combined December 31, 2011
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$5,620.1	$229.1	$—	$(5,500.0	)(A)	$349.2
Restricted cash and investments	17.8	2.6	—	—		20.4
Receivables, net	1,915.7	—	4,870.3	—		6,786.0
Manufacturer accounts receivable, net	—	2,132.7	(2,132.7)	—		—
Client accounts receivable, net	—	2,737.6	(2,737.6)	—		—
Inventories	374.4	897.8	—	—		1,272.2
Deferred taxes	45.8	280.0	—	—		325.8
Prepaid expenses and other current assets	84.2	400.7	—	(3.6	)(B)	481.3

Total current assets	8,058.0	6,680.5	—	(5,503.6)		9,234.9
Property and equipment, net	416.2	1,108.4	—	—	(C)	1,524.6
Goodwill	5,485.7	6,953.8	—	20,123.8	(D)	32,563.3
Other intangible assets, net	1,620.9	2,148.0	—	9,697.9	(D)	13,466.8
Other assets	26.2	72.1	—	(10.5	)(B)	87.8

Total assets	$15,607.0	$16,962.8	$—	$24,307.6		$56,877.4

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$2,874.1	—	$4,799.4	$—		$7,673.5
Accounts payable	928.1	—	933.8	—		1,861.9
Claims and other accounts payable	—	3,375.5	(3,375.5)	—		—
Client rebates and guarantees payable	—	2,357.7	(2,357.7)	—		—
Accrued expenses	656.0	973.4	—	64.7	(F)	1,694.1
Short-term debt	—	42.7	—	—		42.7
Current maturities of long-term debt	999.9	2,000.0	—	(2,000.0	)(B)	999.9

Total current liabilities	5,458.1	8,749.3	—	(1,935.3)		12,272.1
Long-term debt	7,076.4	3,001.6	—	8,330.5	(B)	18,408.5
Deferred tax liabilities	—	988.4	(988.4)	—		—
Other liabilities	598.8	214.1	988.4	3,324.3	(E)	5,125.6

Total liabilities	13,133.3	12,953.4	—	9,719.5		35,806.2

Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	6.9	6.7	—	(5.1	)(F)	8.5
Additional paid-in capital	2,438.2	8,820.6	—	3,368.4	(F)	14,627.2
Accumulated other comprehensive income (loss)	17.0	(57.6)	—	57.6	(F)	17.0
Retained earnings	6,645.6	8,092.6	—	(8,319.7	)(F)	6,418.5

	9,107.7	16,862.3	—	(4,898.8)		21,071.2
Common stock in treasury at cost	(6,634.0)	(12,852.9)	—	19,486.9	(F)	—

Total stockholders’ equity	2,473.7	4,009.4	—	14,588.1		21,071.2

Total liabilities and stockholders’ equity	$15,607.0	$16,962.8	$—	$24,307.6		$56,877.4

(1)	See Note 1 — Basis of Presentation for explanation of adjustments.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 31, 2011

	Express Scripts December 31, 2011	Medco December 31, 2011	Adjustments for Consistent Presentation(1)	Pro Forma Adjustments		Pro Forma Combined December 31, 2011
	(in millions, except per share data)
Revenues	$46,128.3	$70,063.3	$277.8	$(348.5	)(G)	$116,120.9
Cost of revenues	42,918.4	65,441.1	146.0	(348.5	)(G)	108,157.0

Gross profit	3,209.9	4,622.2	131.8	—		7,963.9
Selling, general and administrative	898.2	1,744.7	423.7	1,253.2	(H)	4,319.8
Amortization of intangibles	—	291.9	(291.9)	—		—

Operating income	2,311.7	2,585.6	—	(1,253.2)		3,644.1

Other income (expense):
Interest income and other income (expense)	12.4	(1.3)	—	—		11.1
Interest expense	(299.7)	(208.5)	—	(399.8	)(I)	(908.0)

	(287.3)	(209.8)	—	(399.8)		(896.9)

Income before income taxes	2,024.4	2,375.8	—	(1,653.0)		2,747.2
Provision for income taxes	748.6	920.1	—	(626.9	)(J)	1,041.8

Net income from continuing operations	$1,275.8	$1,455.7	$—	$(1,026.1)		$1,705.4

Weighted average number of common shares outstanding during the period:
Basic:	500.9	394.7	—	(75.0	)(K)	820.6
Diluted:	505.0	402.3	—	(76.4	)(K)	830.9
Basic earnings per share from continuing operations	$2.55	$3.69				$2.08
Diluted earnings per share from continuing operations	$2.53	$3.62				$2.05

(1)	See Note 1 — Basis of Presentation for explanation of adjustments.

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical audited financial statements of Express Scripts and Medco as of and for the year ended December 31, 2011. Express Scripts’ historical information for the year ended December 31, 2011 represents a calendar year beginning on January 1, 2011, while Medco’s historical financial information for 2011 represents a fiscal year of 53 weeks beginning on December 26, 2010. Certain reclassifications have been made to the historical financial statements of Medco to conform to Express Scripts’ presentation, including the presentation of claims and rebates payable as a separate line item from accounts payable and condensing Medco’s receivable balances into one line item. Additionally, Medco’s product revenues and service revenues have been combined into a single line item and amortization of intangibles has been included in selling, general and administrative expenses to conform to Express Scripts’ presentation. Finally, the following adjustments have been made to revenues, cost of revenues and selling, general and administrative expense:

Fiscal Year Ended December 31, 2011
(in millions)
Reclassify broker commissions(1)	$19.2
Co-pay revenue adjustment(2)	196.0
Reclassify credit card fees(3)	62.6

Net adjustment to revenues	$277.8

Co-pay revenue adjustment(2)	$196.0
Reclassify credit card fees(3)	62.6
Reclassify bad debt expense(4)	(145.4)
Reclassify labor and benefits expense(5)	(12.1)
Allocation of IT related expenses(6)	44.9

Net adjustment to cost of revenues	$146.0

Reclassify broker commissions(1)	$19.2
Reclassify bad debt expense(4)	145.4
Reclassify labor and benefits expense(5)	12.1
Allocation of IT related expenses(6)	(44.9)
Medco historical amortization of intangibles(7)	291.9

Net adjustment to selling, general and administrative expense	$423.7

(1)	Broker commissions recorded by Medco have been reclassified from contra-revenue amounts to selling, general and administrative expenses for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(2)	Adjustments have been included to conform presentation of amounts related to claims for which member co-payment represents 100% of the claim cost. Express Scripts records these amounts as revenues and cost of revenues, and these values represent the amounts Medco would have recorded if the accounting policy had been conformed during the period.
(3)	Credit card fee expense recorded by Medco has been reclassified from contra-revenue amounts to cost of revenues expenses for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(4)	Bad debt expense recorded by Medco has been reclassified from cost of revenues to selling, general and administrative expenses for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(5)	Medco allocates a portion of the labor and benefits expenses for certain employees who manage its relationships with retail pharmacies and pharmaceutical manufacturers to cost of revenues. The allocated amount of these labor and benefits expenses has been reclassified to selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(6)	Adjustments have been made to allocate a portion of Medco’s pharmacy technology expenses from selling, general and administrative expense to cost of revenues for consistent presentation in the unaudited pro forma condensed combined statement of operations.
(7)	Amortization of intangibles, presented as a separate line item in Medco’s historical financial statements, has been condensed into selling, general and administrative expense for consistent presentation in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 gives effect to the Mergers and the Related Financing Transactions as if they had occurred on the first day of that period. The unaudited condensed combined balance sheet as of December 31, 2011 gives effect to the Mergers and the Related Financing Transactions as if they had occurred on December 31, 2011.

The acquisition method of accounting is based on authoritative guidance for business combinations and uses the fair value concepts defined in authoritative guidance. We prepared the unaudited pro forma condensed combined financial information using the acquisition method of accounting under these existing U.S. GAAP standards.

The authoritative guidance for business combinations requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. In addition, the guidance establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. As the purchase price includes replacement stock options and restricted stock units, this may result in an equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements as measurement of the fair value of each stock option is finalized.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, we may be required to record assets that we do not intend to use or sell (defensive assets) and/or to value assets at fair value measurements that do not reflect our intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The pro forma adjustments described below have been developed based on assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Medco based on preliminary estimates of fair value. The final purchase price and the allocation thereof may differ from that reflected in the pro forma condensed combined financial statements after final valuation procedures are performed and amounts are finalized.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of New Express Scripts would have been had the Mergers and the Related Financing Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Mergers.

Express Scripts has been determined to be the acquirer under the acquisition method of accounting based on various considerations. Upon closing of the Mergers, Express Scripts stockholders own approximately 59% of the combined company and Medco stockholders own approximately 41%. Additionally, New Express Scripts transferred cash and issued common stock as the merger consideration to Medco stockholders. Further, the Board of Directors and senior management of New Express Scripts are comprised primarily of Express Scripts board members and senior management, respectively.

New Express Scripts performed a preliminary review of Medco’s accounting policies, based primarily on publicly available information, to determine whether any adjustments were necessary to ensure comparability in the pro forma condensed combined financial statements. At this time, New Express Scripts is not aware of any unadjusted differences that would have a material impact on the pro forma condensed combined financial statements. As more information becomes available, New Express Scripts will perform a more detailed review of Medco’s accounting policies. As a result of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

Note 2 — Preliminary Purchase Price

The total consideration for the transaction is $30.1 billion, composed of $74.56 per share in cash and New Express Scripts’ stock (valued based on the opening price of Express Scripts stock on April 2, 2012, the closing date), including $28.80 in cash and 0.81 shares for each Medco share outstanding. The purchase price for the business combination is estimated as follows:

Estimated Purchase Price Including Debt Assumed (in millions):
Cash paid to Medco stockholders(1)	$11,307.9
Value of shares of New Express Scripts common stock issued to Medco stockholders(2)	17,965.7
Value of New Express Scripts restricted stock units issued to holders of Medco restricted stock units(3)	175.3
Value of New Express Scripts stock options issued to holders of Medco stock options(3)(4)	610.8

Consideration to be transferred	30,059.7
Debt assumed	5,331.4

Total purchase price	$35,391.1

(1)	Equals Medco outstanding shares multiplied by $28.80 per share.
(2)	Equals Medco outstanding shares immediately prior to the Mergers multiplied by the exchange ratio of 0.81, multiplied by the Express Scripts opening share price on April 2, 2012 of $56.49.
(3)	In accordance with applicable accounting guidance, the fair value of replacement awards attributable to precombination service is recorded as part of the consideration transferred in the Mergers, while the fair value of replacement awards attributable to postcombination service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The portion of Medco stock options attributable to precombination and postcombination service is estimated based on the ratio of vested to unvested stock options and the average vesting period. These postcombination compensation costs have been recorded as adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011. See Note 4 — Unaudited Pro Forma Adjustments (H) for adjustment amounts. Various estimates were used in this calculation, including average remaining vesting period. These estimates could differ significantly from actual amounts calculated once final valuation procedures are performed, and such differences could have a material impact on the total purchase price.
(4)	The fair value of the New Express Scripts equivalent stock options was estimated using the Black-Scholes valuation model utilizing various assumptions. The expected volatility of the New Express Scripts common stock price is based on the average historical volatility over the expected term based on daily closing stock prices of Express Scripts common stock. The expected term of the option is based on Medco historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on New Express Scripts’ best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded. These estimates are subject to change as final valuation procedures are performed, and these changes may have a material impact on the fair value of stock options used to calculate the total purchase price.

Medco’s stock incentive plan includes a provision for the acceleration of vesting of awards granted under the Medco stock incentive plan in certain circumstances involving termination in connection with a change in control. Adjustments have been made to the unaudited pro forma condensed combined balance sheet as a result of this provision based on actual awards subject to accelerated vesting for former Medco employees terminated upon consummation of the Mergers. No adjustments have been made to the unaudited pro forma condensed combined statement of operations, as this cost does not have an ongoing impact to the financial statements.

Note 3 — Preliminary Purchase Price Allocation

The combined company will allocate the purchase price paid by Express Scripts to the fair value of the Medco assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of Medco as of December 31, 2011. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisors. Once New Express Scripts and its third party valuation advisors complete this analysis, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors.

The estimated intangible assets are comprised of customer contracts with an estimated useful life of 10 years and trade names with an estimated useful life of 5 years, which is consistent with the estimated benefit period. Since New Express Scripts has limited information at this time to value all of the intangible assets, the estimated fair values were based primarily on current estimates of Medco’s expected future cash flows for all customer contracts and trade names. New Express Scripts expects that the estimated value assigned to Medco’s customer contracts is likely to change as New Express Scripts analyzes the specifics of Medco’s customer contracts and as life and renewal assumptions are refined. Additional intangible asset classes may be identified as the valuation process continues, however such items are currently not expected to be material to the overall purchase price allocation. A 10% change in the amount allocated to identifiable intangible assets would increase or decrease annual amortization expense by $140.0 million. The residual amount of the purchase price after preliminary allocation to identifiable intangibles has been allocated to goodwill. The actual amounts recorded when the final valuation is complete may differ materially from the pro forma amounts presented below (in millions):

Tangible assets acquired:
Current assets	$6,676.9
Property and equipment, net	1,108.4
Other non-current assets	61.6

Total tangible assets acquired	7,846.9
Value assigned to intangible assets acquired	11,700.0
Liabilities assumed, excluding debt	(7,909.1)
Deferred tax liability related to acquired intangible assets and replacement stock awards included in the purchase price	(3,324.3)

Total assets acquired in excess of liabilities assumed	8,313.5
Goodwill	27,077.6

Total purchase price	35,391.1
Less debt assumed	(5,331.4)

Total payments to Medco stockholders	$30,059.7

Note 4 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

(A) Sources and Uses

(in millions)
Sources of funds:
Express Scripts cash on hand at December 31, 2011, including proceeds from November 2011 New Express Scripts Senior Notes (defined below)	$5,500.0
Term Loan Facility	4,000.0
Proceeds from February 2012 New Express Scripts Senior Notes (defined below)	3,459.0
Other indebtedness incurred in connection with the Mergers(1)	584.4

Total sources of funds	$13,543.4

Use of funds:
Cash payments to Medco stockholders	$11,307.9
Payment of Medco pre-merger term loan and revolving credit facility	2,000.0
Express Scripts transaction costs(2)	89.6
New debt issuance costs(3)	145.9

Total use of funds	$13,543.4

(1)	For the purposes of the unaudited pro forma condensed consolidated financial statements, Express Scripts is assumed to partially fund the Mergers through drawing $0.6 billion under the Revolving Loan Facility. Actual withdrawals under the Revolving Loan Facility were $0.4 billion, primarily due to cash received from operations during the period between December 31, 2011, the date of the unaudited pro forma condensed combined balance sheet, and April 2, 2012, the consummation date of the Mergers.
(2)	In accordance with applicable accounting guidance, the transaction costs are expensed as they are incurred.
(3)	See Note (D) below.

On August 5, 2011, Express Scripts entered into a credit agreement with Credit Suisse AG, Cayman Islands Branch, as administrative agent, Citibank, N.A., as syndication agent, and the other lenders and agents named within the agreement. The credit agreement provided for a one-year unsecured $14.0 billion bridge term loan facility (the “Bridge Facility”) to be used to pay a portion of the cash consideration paid in the Mergers and to pay related fees and expenses in the event that more favorable financing arrangements were unavailable. The Bridge Facility was terminated upon consummation of the Mergers and no amounts were drawn thereunder.

In connection with the Mergers, on August 29, 2011, Express Scripts entered into a $5.5 billion permanent facility consisting of a five-year $4.0 billion term loan facility (the “Term Loan Facility”) and a five-year $1.5 billion revolving loan facility (the “Revolving Loan Facility”). Upon consummation of the Mergers, New Express Scripts assumed the role, rights and obligations of Express Scripts and became the borrower under the credit agreement in respect of the Term Loan Facility and the Revolving Loan Facility. The Term Loan Facility was used to pay a portion of the cash consideration in accordance with the Merger Agreement, to repay any existing indebtedness that became due or otherwise defaulted upon consummation of the Mergers and to pay related fees and expenses. The Revolving Loan Facility will be available for working capital needs and general corporate purposes, and was also used to fund $0.4 billion of the cash consideration paid to Medco shareholders in accordance with the Merger Agreement. Upon funding of the Term Loan Facility, the $1.5 billion Revolving Loan Facility replaced Express Scripts’ previous $750 million revolving credit facility.

In November 2011 and February 2012, New Express Scripts issued $4.1 billion and $3.5 billion aggregate principal amount of senior notes (the “November 2011 New Express Scripts Senior Notes” and the “February 2012 New Express Scripts Senior Notes,” respectively, and together, the “New Express Scripts Senior Notes”), respectively, the net proceeds of which were used to pay a portion of the cash consideration in accordance with the Merger Agreement, to settle existing Medco indebtedness that was repaid in connection with the Mergers and to pay related fees and expenses.

(B) Debt

Upon closing of the Mergers, Express Scripts settled Medco’s $2.0 billion of current debt outstanding under its unsecured credit agreements. The adjustment to long-term debt is comprised of the following items (in millions):

Financing incurred in connection with the Mergers (excluding proceeds from November 2011 New Express Scripts Senior Notes, as the proceeds are contained in Express Scripts’ cash balance at December 31, 2011)	$8,043.4
Adjust Medco pre-merger fixed rate debt to fair value	287.1

Total adjustment to long-term debt	$8,330.5

The fair values of Medco’s senior notes were estimated based on observable relevant market information.

Additionally, deferred financing fees of $3.6 million and $10.5 million relating to pre-Merger Medco debt have been eliminated from Prepaid expenses and other current assets and Other assets, respectively, in connection with the adjustment of Medco’s debt to fair value.

(C) Property and equipment, net

Based on the preliminary fair value assessment, the carrying value of Medco’s property and equipment at December 31, 2011 approximates fair value. As such, the carrying value of Medco’s property and equipment was used in the preliminary purchase price allocation, and no adjustments were made to the unaudited pro forma condensed combined balance sheet. Adjustments may be required when additional information is obtained and a more detailed review is performed over the fair value of property and equipment. The actual amounts recorded when valuation procedures are completed may differ materially from the current book value of property and equipment.

(D) Goodwill and other intangible assets

The net adjustment to goodwill includes the elimination of Medco pre-Merger goodwill balances and is calculated as follows (in millions):

Purchase price allocation to goodwill (Note 3)	$27,077.6
Elimination of pre-Merger Medco goodwill	(6,953.8)

Total adjustment to goodwill	$20,123.8

The net adjustment to other intangible assets, net, is calculated as follows (in millions):

New intangibles recorded:
Value assigned to intangible assets acquired(1)	$11,700.0
Debt issuance costs(2)	145.9
Elimination of Medco pre-Merger other intangibles	(2,148.0)

Total adjustment to other intangible assets	$9,697.9

(1)	Based on the preliminary valuation, intangible assets acquired is comprised of $9.4 billion of customer contracts and $2.3 billion of trade names.
(2)	These represent deferred financing fees incurred in connection with the Bridge Facility, the Term Loan Facility, the Revolving Loan Facility, and the New Express Scripts Senior Notes. Amounts incurred in connection with the Bridge Facility are being amortized over nine months, amounts incurred in relation to the Term Loan Facility and the Revolving Loan Facility are being amortized over the five year term of such facilities, and amounts incurred in connection with the New Express Scripts Senior Notes are being amortized over a weighted average period of 8.3 years.

See Note 3 for the estimated purchase price allocation. The final valuation could differ significantly from the current estimate. The pro forma purchase price allocation is preliminary as final valuation procedures have not yet been performed. The pro forma presentation assumes that the historical values of Medco’s tangible assets and liabilities approximate fair value. Additionally, the allocation of the purchase price to acquired intangible assets is preliminary and subject to the final outcome of management’s analysis to be conducted, with the assistance of valuation advisors. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the valuation is finalized may differ materially from the pro forma amounts presented herein.

(E) Deferred taxes

The adjustment reflects an increase of $3,622.4 million in deferred tax liabilities associated with the recording of new identifiable intangible assets for the combined company. This amount was calculated using a tax rate of 37.92%, which represents Express Scripts’ and Medco’s estimated blended rate for the year ended December 31, 2011, which approximates the relevant statutory rate. This was offset by an additional adjustment of $298.1 million associated with the portion of replacement stock options and restricted stock units allocated to the purchase price. The actual amounts recorded for deferred taxes may differ materially from the pro forma amounts presented herein.

(F) Equity

The historical stockholders’ equity of Medco was eliminated upon the completion of the Mergers. The total stockholders’ equity of the combined company was increased over the pre-Merger Express Scripts amounts by the value of the New Express Scripts common stock issued in connection with the purchase price. New Express Scripts will be issuing approximately $18.8 billion of stock as part of the purchase price consideration. The calculation below estimates the number of shares issued to be 318.0 million, the share price to be $56.49 (Express Scripts’ opening share price on April 2, 2012), and the number of replacement stock options and restricted stock units to be 48.7 million. See the calculation of the pro forma adjustments to common stock and additional paid-in capital below (in millions):

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Common Stock in Treasury at Cost
Elimination of pre-Merger Medco equity balances	$(6.7)	$(8,820.6)	$57.6	$(8,092.6)	$12,852.9
Impact of shares to be issued to Medco stockholders	3.7	18,748.1	—	—	—
Elimination of Express Scripts common stock in treasury(1)	(2.1)	(6,631.9)	—	—	6,634.0
Severance charges(2)	—	—	—	(64.7)	—
Acceleration of stock award vesting(3)	—	72.8	—	(72.8)	—
Estimated transaction fees	—	—	—	(89.6)	—

Total pro forma adjustment	$(5.1)	$3,368.4	$57.6	$(8,319.7)	$19,486.9

(1)	Per the terms of the Merger Agreement, upon consummation of the Mergers, all Express Scripts shares held in treasury ceased to be outstanding and were cancelled and retired and ceased to exist.

(2)	This amount represents severance costs related to Medco employees terminated in connection with the Mergers. This is reflected as an adjustment to retained earnings and accrued liabilities rather than in the unaudited pro forma condensed combined statement of operations because it does not have a continuing impact on the consolidated results.
(3)	This amount represents costs related to the acceleration of vesting of stock options and restricted stock awards for Medco employees terminated in connection with the Mergers. This is reflected as an adjustment to retained earnings and additional paid-in capital rather than in the unaudited pro forma condensed combined statement of operations because it does not have a continuing impact on the consolidated results.

Unaudited Pro Forma Condensed Combined Statement of Operations

(G) Revenues and Cost of revenues

Adjustments have been included in the unaudited pro forma condensed combined statement of operations to eliminate revenues and cost of revenues from transactions between Express Scripts and Medco. Express Scripts’ and Medco’s pharmacies may be included in the pharmacy networks of the other respective company in order to fulfill members’ prescriptions for certain drugs that are under limited or exclusive distribution contracts with manufacturers.

(H) Selling, general and administrative

Twelve Months Ended December 31, 2011
(in millions)
Intangible asset amortization(1)	$1,108.1
Post combination stock compensation expense (Note 2)	286.4
Elimination of non-recurring charges directly attributable to the transaction	(140.4)
Elimination of amortization of prior service costs and actuarial gain/loss related to pension and other post-retirement benefit plans(2)	(0.9)

Net adjustment to selling, general and administrative	$1,253.2

(1)	As of the effective time of the Mergers, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used, and that such assets will be used in a manner that represents their highest and best use. Adjustments have been included in the unaudited pro forma condensed combined statement of operations to record the estimated net increase in amortization expense for other intangible assets. The incremental additional expense was calculated on a straight-line basis using a preliminary estimated useful life of 10 years for customer contracts and 5 years for trade names to amortize the preliminary estimated value of $11.7 billion assigned to identifiable intangible assets. New Express Scripts is still considering a modified pattern of benefit method of amortization over 10 years for customer contracts. A modified pattern of benefit method of amortization would result in a greater portion of the expense recorded in the first 5 years to better reflect the expected cash flows under the Mergers, resulting in greater amortization expense during the early years. Further assessments will also be performed regarding the appropriate amortization method for trade names and any other definite-lived intangible assets identified.
(2)	In January 2011, Medco amended its postretirement healthcare benefit plan, discontinuing the benefit for all active non-retirement eligible employees. Medco had previously reduced and capped the benefit through a 2003 plan amendment, the effect of which resulted in a prior service credit reflected as a component of accumulated other comprehensive loss in stockholders’ equity. As this amount is being eliminated on the unaudited pro forma condensed combined balance sheet in connection with the elimination of Medco’s pre-Merger equity, adjustments have been made to eliminate the corresponding amortization of pension and postretirement prior service costs and actuarial gains and losses from selling, general and administrative expenses.

(I) Interest Expense

For the purposes of the unaudited pro forma condensed combined financial statements, Express Scripts is assumed to partially fund the Mergers through drawing $4.0 billion under the Term Loan Facility, drawing $0.6 billion under the Revolving Loan Facility, and using the approximately $7.6 billion of net proceeds from the New Express Scripts Senior Notes. Actual withdrawals under the Revolving Loan Facility were $0.4 billion, primarily due to cash received from operations during the period between December 31, 2011, the date of the unaudited pro forma condensed combined balance sheet, and April 2, 2012, the consummation date of the Mergers. The adjustment included in the unaudited pro forma condensed combined statement of operations reflects the additional interest expense using an estimated weighted average interest rate of 3.94% for the year ended December 31, 2011. The estimated interest rates for the Revolving Loan Facility and the Term Loan Facility were calculated using the prime rate plus a margin of 0.55% and 0.75%, respectively, based on Express Scripts’ consolidated leverage ratio as of December 31, 2011. Adjustments have also been made for the historical interest expense related to Medco’s $2.0 billion of debt outstanding under its unsecured credit agreements that was repaid at the closing of the Mergers.

The adjustment to interest expense reflects the following (in millions):

Twelve Months Ended December 31, 2011
Interest expense on financing incurred in connection with the Mergers assuming a weighted average interest rate of 3.94% for the year ended December 31, 2011	$459.2
Amortization associated with increase in pre-Merger Medco debt to fair value, amortized over the remaining life of each obligation	(73.8)
Amortization of deferred financing costs and discounts recorded in connection with financing assumed in connection with the Mergers (See (B) above)	35.4
Historical interest cost — debt to be repaid	(21.0)

Total adjustment to interest expense	$399.8

Impact of 1/8% increase in weighted average interest rates	$15.1

(J) Income taxes

The pro forma condensed combined income tax provision has been adjusted for the tax effect of adjustments to income before income taxes at the estimated blended effective rate for the periods presented as the effective rate approximates the statutory rate for the periods presented. The effective tax rate of the combined company could be significantly different depending on post-acquisition activities.

(K) Basic and diluted shares

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Medco are assumed to be replaced by the shares issued by New Express Scripts at an exchange ratio of 0.81 per Medco share. In periods following consummation of the Mergers, basic and diluted weighted-average shares outstanding may differ from the amounts used in these pro forma condensed combined financial statements for various reasons, including but not limited to the impact of share repurchases that occurred in 2011, the exercise of stock options and settlement of restricted stock units, and differences in the dilutive impact of awards granted under either of Express Scripts’ or Medco’s share-based compensation arrangements.